                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-80619, 333-59869, 333-70201 and 333-44164) pertaining to the
1992 Stock Plan, the 1992 Consultant Stock Plan, the 1995 Director Option Plan, the 1995 Employee Stock Purchase Plan and the 1999 Non-Statutory Stock Option Plan and in the Registration Statements (Form S-3 Nos. 333-45895, 333-95321 and 333-51438) of VidaMed, Inc., and on the related Prospectuses, of our report dated January 25, 2002, with respect to the consolidated financial statements and schedule of VidaMed, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                  /s/ Ernst & Young LLP

Palo Alto, California
March 27, 2002